                                                                    EXHIBIT 99.1

Contact: Clete T. Brewer, Chairman and Chief Executive Officer Terry C. Bellora, Chief Financial Officer
                StaffMark, Inc.
                (501) 973-6084

                Cindy Leggett-Flynn/Lekha Rao
                Brunswick Group
                (212) 333-3810


             StaffMark focuses on Growing E-Business Consultancy;
             -----------------------------------------------------
            Announces Robert Walters IPO; and Announces Q1 Results
            ------------------------------------------------------


Fayetteville, Arkansas - April 27, 2000 - StaffMark, Inc. (NASDAQ: STAF) today announced its intention to refocus its business model by concentrating its growth efforts and resources on its e-solutions firm, Edgewater Technology, Inc.

 .    StaffMark plans to sell through an indirect wholly owned subsidiary substantially all of its equity interest in Robert Walters, its indirect wholly owned subsidiary, via an initial public offering (IPO) on the London Stock Exchange.

 .    Proceeds from this IPO would be used to pay down outstanding StaffMark bank debt.

 .    StaffMark announced that first quarter revenues were up 5.0% to $294.3 million versus 1999 Q1 revenues of $280.3 million and net income was $1.9 million versus 1999 Q1 of $6.4 million.

Clete Brewer, Chairman and CEO of StaffMark, said, "We are experiencing high demand for Edgewater's e-solutions expertise. By focusing our attention on Edgewater and providing the resources required, the Company will be able to compete effectively in the rapidly growing Internet professional services space."

He continued, "The Robert Walters share offering and our focus to unlock Edgewater as a pure play e-solution business are totally directed at increasing stockholder returns."

Change of Business Model
------------------------

The Board of Directors hired Credit Suisse First Boston to help explore strategic alternatives due to the depressed values of U.S. publicly traded staffing companies and the continued weakness in IT staffing demand in the U.S. "This has been a beneficial process which has allowed us to examine each of our six business brands closely. The emergence of Edgewater as a major player in the middle market e-solutions segment and the higher values the public market is assigning to this type of business has led to our decision to reposition that business as a stand-alone or pure play business. We are considering strategic alternatives for each of the other businesses, including possible divestitures, that could potentially result in our retention of Edgewater as the primary operating unit of our public company. In light of complex structural, legal and other considerations, we expect to conclude our analyses and make a further announcement concerning our plans within the next two weeks," Brewer said.

The listing of Robert Walters on the London Stock Exchange, and further potential transactions, are designed to allow Edgewater to more effectively execute its aggressive growth plan, realize an appropriate stand-alone valuation and attract and retain talented Internet professionals. This action will also enhance branding efforts and allow the Company to compete more effectively with its already-public competitors such as Sapient, Scient, Viant, Agency.com and marchFIRST, Inc.

The Listing of Robert Walters
-----------------------------

The Company is pursuing the sale of substantially all of its interests in Robert Walters through an initial public offering on the London Stock Exchange. Robert Walters is a global resource consultancy service with 17 offices in 13 countries, headquartered in London. Interests in Robert Walters will not be offered for sale in the U.S.

StaffMark acquired Robert Walters in 1998 because it offered global expansion, new product offerings and opportunity for growth. Robert Walters has performed successfully as it has expanded into three new countries, and has increased revenues, operating income and EBITDA during this time. Robert Walters has operated independently of the other StaffMark businesses since the acquisition, has a strong management team and is a highly regarded brand. As we have endeavored to focus our attention in the e-solutions space, we believe the best use of our Robert Walters resource would be divestiture through an offering. For the full year 1999, Robert Walters recorded revenues of $291.0 million, operating income of $18.5 million and EBITDA of $21.8 million.

StaffMark expects to use the proceeds of the offering to repay bank debt and increase the dedication of operating resources to Edgewater. It is expected that the Robert Walters IPO would occur in the third quarter of 2000, depending on market conditions.

Review of the Quarter
----------------------

Revenues increased 5.0% to $294.3 million compared with $280.3 million in the first quarter of 1999. Gross profit increased 5.9% to $73.0 million as compared to $68.9 million in the same quarter last year. Gross margins, which increased 20 basis points compared to the same period last year, increased sequentially 110 basis points from the fourth quarter 1999 to the current quarter. Net income for the quarter was $2.4 million, or $0.08 per share on a diluted basis before the change in amortization discussed below, compared with net income of $6.4 million, or $0.22 per share in the same quarter of 1999. Earnings before interest, taxes, depreciation and amortization ("EBITDA") in the most recent quarter were $14.4 million, down from $18.4 million in the first quarter of 1999. On a per-share basis, EBITDA of $0.48 decreased 22.2% compared with $0.62 in the same period last year.

"While we are pleased with the growth and results of our StaffMark Commercial, Robert Walters, and Edgewater businesses, we continue to see softness in the IT Staffing sector from the wind-down of Y2K. As previously reported, this has caused, and continues to cause, unpredictability in IntelliMark and their operating results. We believe the downward trend in the IT Staffing unit of IntelliMark has ended and we are cautiously optimistic that we will see growth in the second quarter of 2000," Brewer concluded.

As a result of the Company's decision to operate its e-solutions business unit as a separate segment, management reevaluated the estimated useful life of the intangible assets associated with the 1999 acquisition of Edgewater Technology, Inc. relative to the practice of other stand-alone e-solutions companies. As a result of an independent valuation, the Company has reduced the amortization period from 30 years to 10 years for these intangibles. This change was effective January 1, 2000, and resulted in increased quarterly amortization expense of approximately $0.6 million. Including this change in amortization period, net income was $1.9 million, or $0.07 per diluted share for the first quarter of 2000.
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Edgewater
----------

Edgewater, located in Boston's Route 128 technology corridor, is an award winning e-solutions business and Internet professional services firm. Edgewater posted revenues of $7.0 million for the first quarter of 2000, a 47% increase compared with the same period last year. For the first quarter of 2000, Edgewater has EBITDA of $1.4 million, or 20% as a percentage of revenue for the period, compared to $1.5 million, or 30% as a percentage of revenue, in the same period of 1999. Edgewater is poised for rapid growth in the year 2000 as project backlog currently stands at approximately $14.4 million at March 31, 2000 compared to $3.8 million at the same time last year.

At March 31, 2000, Edgewater had 199 total employees, including approximately 161 billable consultants. Edgewater applies its e-strategy, e-solutions and Internet outsourcing services to vertical markets, including retail e-commerce, financial services, healthcare, agriculture and customer relationship management
(CRM). Edgewater consultants have implemented mission-critical e-solutions for clients ranging from Internet pure-play dot.coms to long-established "brick-and-mortar" companies.

Shirley Singleton and David Clancey, both veterans of Logica North America, founded Edgewater in 1992. Edgewater was acquired by StaffMark in May 1999 and has operated independently, retaining its pre-acquisition management. Upon completion of the corporate repositioning, Singleton and Clancey will remain in their current positions of Chief Executive Officer and Chief Technology Officer, respectively. Dave Gallo will serve as Chief Operating Officer.

Edgewater is set apart by its technology expertise, rapid deployment capability and success in helping organizations move through the barriers of technology transition. Edgewater provides its clients with a full range of e-solutions services from initial e-strategy development to operations support:

 .    e-strategy: Consulting services that aid clients in defining strategies for integrating their Internet goals with their current business processes.

 .    e-solutions: Custom applications development to integrate client Web front ends with legacy systems and customer service capabilities, providing an integrated Internet business model.

 .    Internet Outsourcing: A spectrum of Internet services ranging from enhanced site hosting, through semi-custom and custom integrated Application Service Provider (ASP), completed with total Internet application outsourcing.

Shirley Singleton said, "Our strategic focus and efforts at Edgewater are to expand our business and ensure that we are able to capitalize on our fast growing e-business capabilities, where we are targeting the under-served middle market business segment."

Results from Other Operating Segments

Commercial Services
-------------------
In the first quarter of 2000, StaffMark's Commercial Services segment grew revenues approximately 15% to reach $154.9 million in revenue for the first quarter of 2000. Commercial revenues contributed approximately 53% of revenues in the quarter. Gross profit increased 11% from $29.4 million in the first quarter of 1999 to $32.6 million for the first quarter of 2000. First quarter gross margins decreased on a year over year comparison by 80 basis points; however, margins increased 80 basis points on a sequential basis relative to the fourth quarter of 1999. EBITDA decreased 7.0% to $8.3 million for the current quarter. Brewer said, "Commercial Services' planned investments in Call Center Solutions, Technology

Training Centers and the Strategic Resources Group increased our current operating expense but allowed us to grow this division at a 15% internal growth rate."

Professional/IT
---------------
Although the Professional/IT segment had revenues of $132.3 million, which was approximately 9% lower than the first quarter of 1999, gross margin increased from 26.9% in the first quarter of 1999 to 27.9% in the first quarter of 2000, primarily the result of increased perm placement revenues. U.S. IntelliMark revenues decreased approximately 21% or $13.3 million and EBITDA decreased 45% or $3.3 million compared with the first quarter of 1999. We continued to see the Y2K-related decline in demand for IT staffing. The rest of the Professional/IT segment recorded an internal growth rate of approximately 3%. Robert Walters group, also hampered by the overall decline in IT demand and a very slow January, was able to grow revenues and more importantly increased EBITDA by 24% compared to the same period in 1999. ClinForce and Strategic Legal Resources accounted for $12.0 million in revenues and $1.2 million EBITDA, a modest increase over the same period in 1999. Operating income for the Professional/IT segment was $6.5 million in the first quarter of 2000 and was $9.1 million in the same quarter last year.

                              -  Tables Follow -

                                STAFFMARK, INC.
                             Statements of Income
                   (In thousands, except per share amounts)
                                  (Unaudited)

                                                          Three Months Ended
                                                              March 31,                 %
                                                       2000              1999         Change
                                                  ------------     ------------     ------------
SERVICE REVENUES                                      $294,285         $280,312          5.0%
COST OF SERVICES                                       221,268          211,367
                                                  ------------     ------------
     Gross profit                                       73,017           68,945          5.9%

OPERATING EXPENSES:
  Selling, general and administrative                   58,655           50,514
  Depreciation and amortization                          6,586            4,816
                                                  ------------     ------------
  Operating income                                       7,776           13,615        (42.9%)

OTHER EXPENSE
  Interest expense and other, net                        4,941            3,351
                                                  ------------     ------------
  Income before income taxes                             2,835           10,264

PROVISION FOR INCOME TAXES                                 904            3,857
                                                  ------------     ------------
     Net income                                       $  1,931         $  6,407        (69.9%)
                                                  ============     ============
     Net income before amortization expense, net
     of taxes                                         $  5,050         $  8,497        (40.6%)
                                                  ============     ============

EARNINGS PER SHARE BEFORE CHANGE
IN AMORTIZATION
     Basic                                            $   0.08         $   0.22
     Diluted                                          $   0.08         $   0.22

EARNINGS PER SHARE
     Basic                                            $   0.07         $   0.22
     Diluted                                          $   0.07         $   0.22

CASH EARNINGS PER SHARE
     (Diluted EPS plus after tax intangibles)         $   0.17         $   0.29

AVERAGE  SHARES OUTSTANDING
     Basic                                              29,461           29,289
     Diluted                                            29,676           29,626

Gross margin                                       24.8%             24.6%
Operating margin                                    2.6%              4.9%
EBITDA margin                                       4.9%              6.6%
Net margin                                          0.7%              2.3%


SUPPLEMENTAL SEGMENT DATA:
                                                  Three Months Ended
                                                      March 31,
                                                  2000         1999
                                              -----------  -----------
SERVICE REVENUES:
  Professional/Information Technology            $132,338     $145,733
  Commercial                                      154,860      134,579
  Edgewater                                         7,087          -
                                              -----------  -----------
  Total service revenues                          294,285      280,312

OPERATING INCOME:
  Professional/Information Technology               6,480        9,072
  Commercial                                        6,491        7,289
  Edgewater                                           354          -
                                              -----------  -----------

  Total operating income                           13,325       16,361
  Less: Corporate expenses                          5,549        2,746
  Operating income                               $  7,776     $ 13,615
                                              ===========  ===========

This Press Release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements made with respect to StaffMark's plans to de-leverage and refocus its business model, divest its interest in Robert Walters, and establish and grow a pure-play or stand-alone e-solutions business, and with respect to future IT staffing
growth and business trends.   Words such as "will,"  "focus," "believe,"
"expect," "continue," "hope" and "plan," or the negative thereof or variations thereon and similar expressions are intended to identify forward-looking statements. These forward-looking statements inherently involve certain risks and uncertainties, although they are based on our current plans or assessments that are believed to be reasonable as of the date of this Press Release.
Factors that may cause actual results, goals, targets or objectives to differ materially from those contemplated, projected, forecast, estimated, anticipated, planned or budgeted in such forward-looking statements include, among others, the following possibilities: (i) the continuation or worsening of declines in demand for information technology staffing or solutions services; (ii) changes in industry trends such as changes in the demand for or supply of personnel;
(iii) adverse developments involving debt, equity or currency markets that affect our plans or operations; (iv) failure to obtain new customers or retain significant existing customers; (v) loss of key executives; and/or (vi) general economic and business conditions (whether foreign, national, state or local) which include but are not limited to changes in interest rates. Actual events or results may differ materially from those discussed, contemplated, forecasted, estimated, anticipated, planned or implied in the forward-looking statements as a result of the various factors described above and those further factors set forth under the headings "Management Discussion and Analysis-Year 2000 Compliance" and "Special Note Regarding Forward-Looking Statements" in the Company's Quarterly Report on Form 10-Q filed with the Securities & Exchange Commission on November 12, 1999, "Business--Factors Affecting Finances, Business Prospects and Stock Volatility" in the Company's Form 10-K filed with the Securities and Exchange Commission on March 20, 2000, and under the heading "Potential Risks, Detriments and Other Considerations Associated With The Transaction" in the Company's definitive proxy statement dated September 25, 1998, which was filed with the Securities and Exchange Commission on September 25, 1998.
                                     -END-